DISTRIBUTION PLAN
                                The Pillar Funds

     WHEREAS, The Pillar Funds (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust and the owners of units of beneficial interest ("Shareholders") in the Trust;

     NOW,THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

     Section 1. The Trust has adopted this Distribution Plan ("Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of shares of certain portfolios (the "Portfolios") of the Trust (See Exhibit A attached hereto).


     Section 2. The Trust will pay the Distributor a fee, accrued daily and paid monthly, of up to .30% of the Portfolios' average daily net assets (for actual fee levels per Portfolio, see Exhibit A). The Distributor may apply this fee toward: a) compensation for its services in connection with distribution assistance with respect to shares of certain Portfolios of the Trust or for its services in connection with the rendering of shareholder services to the holders of shares of certain Portfolios of the Trust; or b) payments to financial institutions and intermediaries (such as banks, savings and loan associations, insurance companies, and investment counselors), broker-dealers, and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance or provision of shareholder services to certain Portfolios of the Trust.


     Section 3. This Plan shall not take effect until it has been approved
(a) by a vote of at least a majority of the outstanding voting securities of the Trust; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a Board of

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Trustees meeting called for the purpose of voting on this Plan or such agreement.

     Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

     Section 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the Trust's outstanding voting securities.

     Section 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of Shareholders holding a majority of the Trust's outstanding voting securities, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     Section 8. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Trust, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

     Section 9. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.
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     Section 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of
Section 2(a) (19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     Section 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.
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                                    EXHIBIT A

U.S. Treasury Securities Plus Money Market Portfolio........     .03%